Exhibit 23.1





                                    Consent of Independent Accountants


The Board of Directors,
InterDent, Inc.:

We consent to incorporation by reference in the registration statements (Form S-8 No. 333-59330, 333-78511, 333-78509, 333-75491) pertaining to the Interdent,
Inc. 2000 Key Executive Stock Incentive Plan, 1996 GMS Stock Incentive Plan, Interdent, Inc. 1999 Stock Incentive Plan, Interdent, Inc. Employee Stock Purchase Plan of 1999, Interdent, Inc. Dental Professional Stock Purchase Plan of 1999, and Gentle Dental Service Corporation 1993 Stock Incentive Plan of InterDent, Inc. of our report dated March 15, 2002, with respect to the financial statements and schedule of InterDent, Inc. as of December 31, 2001 and for the year then ended, in the annual report on Form 10-K of InterDent Inc. for the year ended December 31, 2001.



                              /s/ ERNST & YOUNG LLP

Los Angeles, California
March 28, 2002